Exhibit 5.1

Dentons Canada LLP 20th Floor, 250 Howe Street Vancouver, BC, Canada V6C 3R8 dentons.com

November 23, 2020	File No.: 571370-11

Clever Leaves Holdings Inc. 489 Fifth Avenue, 27th Floor, New York, New York 10017 United States

Dear Sirs/Mesdames:

Re:	Clever Leaves Holdings Inc. – Registration Statement on Form S-4

We have acted as Canadian counsel to Clever Leaves Holdings Inc., a corporation organized under the laws of the Province of British Columbia, Canada (the “Corporation”), in connection with the transactions contemplated by an Amended and Restated Business Combination Agreement dated as of November 9, 2020 (as amended and supplemented to date, the “BCA”) by and among Schultze Special Purpose Acquisition Corp. (“SAMA”), the Corporation, Clever Leaves International Inc. (“Clever Leaves”) and Novel Merger Sub Inc. Capitalized terms used and not defined in this opinion are “Arrangement”, “Arrangement Effective Time,” “Plan of Arrangement”, and “Merger” and in this opinion these terms have the definition given to them in the BCA.

The Corporation originally filed a registration statement on Form S-4 with the U.S. Securities and Exchange Commission (the “Commission”) on August 6, 2020 (as amended and supplemented after the initial filing date to the date of this opinion, the “Registration Statement”), relating to the registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”), of, among other securities, 29,692,768 common shares without par value in the capital of the Corporation (“Common Shares”) and 2,200,000 non-voting common shares without par value in the capital of the Corporation (“Non-Voting Common Shares”) in connection with the Arrangement and the Merger (such Common Shares and Non-Voting Common Shares, collectively, the “Transaction Shares”), 1,000,000 Common Shares issuable on exercise of certain options to be assumed by the Corporation from Clever Leaves in connection with the Arrangement (the “Option Shares”), 2,200,000 Common Shares issuable on conversion of Non-Voting Common Shares (the “Conversion Shares”) and, pursuant to a warrant agreement, dated as of December 10, 2018, between SAMA and Continental Stock Transfer & Trust Company (the “Warrant Agreement”) and a form of an assignment, assumption and amendment agreement with respect to the Warrant Agreement to be entered into by and among SAMA, the Corporation, and Continental Stock Transfer & Trust Company in connection with the BCA (the “Warrant Agreement Amendment” and, together with the Registration Statement, the BCA, and Warrant Agreement, the “Transaction Documents”) 18,150,000 Common Shares (the “Warrant Shares” and together with the Transaction Shares, Option Shares and Conversion Shares, the “Subject Shares”) issuable on exercise of warrants (the “Warrants”) in accordance with the Warrant Amendment Agreement to be assumed by the Corporation from SAMA in connection with the Merger.

A.	Documents Reviewed and Reliance

As Canadian counsel to the Corporation, we have participated in the preparation of and examined original executed or electronically delivered copies, which have been certified or otherwise identified to our satisfaction, of:

1.	the Registration Statement;

2.	the BCA, including the Plan of Arrangement;

3.	Clever Leaves’ 2018 Omnibus Incentive Compensation Plan (the “Equity Plan”);

4.	resolutions of the director of the Corporation approving the BCA and the transactions contemplated thereby, and authorizing and approving the issuance of the Subject Shares (the “Authorizing Resolutions”);

5.	resolutions of the sole shareholder of the Corporation, including the form of articles attached thereto (the “Altered Articles”), approving (i) an alteration to the authorized share structure of the Corporation to create, prior to the Arrangement Effective Time, an unlimited number of Non-Voting Common Shares and an unlimited number of preferred shares without par value (the “Preferred Shares”); (ii) an alteration to the articles of the Corporation (the “Current Articles”) to amend and restate the Current Articles in their entirety and to adopt, in replacement thereof prior to the Arrangement Effective Time, the Altered Articles; and (iii) an alteration to the notice of articles of the Corporation to effect the foregoing (the “Shareholder Resolutions”);

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6.	the Warrant Agreement; and

7.	the Warrant Agreement Amendment.

We have also made such investigations and examined originals or copies, certified or otherwise identified to our satisfaction, of such certificates of public officials and of such other certificates, documents and records as we considered necessary or relevant for purposes of the opinions expressed below, including:

1.	a certificate of good standing dated November 23, 2020 issued pursuant to the Business Corporations Act (British Columbia) relating to the Corporation (the “Certificate of Good Standing”); and

2.

a certificate signed by the director of the Corporation dated as of the date hereof addressed to our firm, containing certain additional corporate information of a factual nature and attaching the notice of articles, the Current Articles, the Shareholder Resolutions and the Altered Articles approving, among other things, the creation of the Non-Voting Common Shares and adoption of the Altered Articles prior to the Arrangement Effective Time, and the Authorizing Resolutions approving, among other things, the issuance of the Subject Shares (the “Officer’s Certificate”).

As to various questions of fact material to the opinions provided herein, we have relied upon the Officer’s Certificate.

B.	Laws Addressed

We are qualified to practice law in the Province of British Columbia and our opinion herein is restricted to the laws of the Province of British Columbia and the federal laws of Canada applicable therein (the “Applicable Laws”).

C.	Assumptions

For the purposes of the opinions expressed herein, we have assumed, without independent investigation, the following:

1.	with respect to all documents examined by us, the genuineness of all signatures, the authenticity, completeness and accuracy of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified, conformed, telecopied, PDF or photocopied copies of originals and the legal capacity of individuals signing any documents;

2.	the completeness, accuracy and currency of the indices and filing systems maintained at the public offices where we have searched or made relevant inquiries and of other documents and certificates supplied by public officials;

3.	the Officer’s Certificate continues to be accurate on the date hereof;

4.	all necessary consents, authorizations, approvals, permits or certificates (governmental or otherwise) which are required as a condition to the execution and delivery of each of the Transaction Documents by the parties thereto and to the consummation by such parties of the transactions contemplated thereby have been obtained;

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5.	the minute books and corporate records of the Corporation made available to us are the original minute books and records of the Corporation and contain all of the articles and constating documents of the Corporation and any amendments thereto and all of the respective minutes, or copies thereof, of all proceedings of the shareholders and directors;

6.	that each of the Transaction Documents constitutes a legal, valid and binding obligation of the parties thereto, other than the Corporation, enforceable against each of the parties thereto in accordance with its terms;

7.	that if any obligation under any document is required to be performed in a jurisdiction outside of the Province of British Columbia, the performance of that obligation will not be illegal under the laws of that jurisdiction; and

8.	that prior to the Arrangement Effective Time the Corporation will have, pursuant to the authority set forth in the Shareholder Resolutions and in accordance with Applicable Laws, filed a Form 11 Notice of Alteration with the British Columbia Corporate Registrar of Companies to alter its notice of articles to create the Non-Voting Common Shares and effect the adoption of the Altered Articles such that, after the filing becomes effective, the Corporation’s authorized share structure will consist of an unlimited number of Common Shares, an unlimited number of Non-Voting Common Shares and an unlimited number of Preferred Shares, and the articles of the Corporation will be the Altered Articles.

D.	Reliance

For the purposes of expressing the opinions set forth herein, in connection with certain factual matters pertaining to this opinion, we have relied exclusively and without independent investigation upon the Officer’s Certificate.

In giving the opinion expressed in paragraph 1 below as it pertains to the Corporation being an existing corporation under the laws of the Province of British Columbia, we have relied solely on the Certificate of Good Standing, which we have assumed continues to be accurate as of the date hereof.

E.	Opinions

Based upon and relying on the foregoing and the qualifications hereinafter expressed, we are of the opinion that:

1.	The Corporation is an existing corporation under the Business Corporations Act (British Columbia) and is in good standing with respect to the filing of annual reports under the Business Corporations Act (British Columbia).

2.	The Corporation has the necessary corporate power and authority to enter into and perform its obligations under the Warrant Agreement Amendment and the Warrants granted thereunder.

3.	The Warrant Agreement Amendment and the Warrants have been duly authorized by the Corporation.

4.	If executed and delivered by the Corporation in accordance with the Authorizing Resolutions, to the extent that Applicable Laws apply to such execution and delivery:

(a)	the Warrant Agreement Amendment, pursuant to which the Corporation assumes the obligations under the Warrants, will be duly executed and delivered by the Corporation; and

(b)

the Warrant Agreement Amendment and the Warrants granted thereunder will be a legal and valid obligation of the Corporation and the Corporation will assume the liabilities and obligations of SAMA under the Warrant Agreement, including the Warrants granted thereunder.

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5.	The execution, delivery, and performance of the Warrant Agreement Amendment by the Corporation does not violate the Current Articles or the Altered Articles nor any provincial statute or regulation in force in the Province of British Columbia or any federal statue or regulation of Canada applicable in the Province of British Columbia.

6.	The Common Shares comprising the Transaction Shares have been authorized for issuance and, if the Altered Articles are effective at such time, when issued in accordance with the Arrangement or the Merger, as applicable, will be validly issued, fully paid and non-assessable Common Shares in the capital of the Corporation.

7.	The Non-Voting Common Shares comprising the Transaction Shares have been authorized for issuance and, if the Altered Articles are effective at such time, when issued in accordance with the Arrangement or the Merger, as applicable, will be validly issued, fully paid and non-assessable Non-Voting Common Shares in the capital of the Corporation.

8.

The Conversion Shares have been authorized for issuance and when issued in compliance with the Corporation’s Altered Articles will be validly issued, fully paid and non-assessable Common Shares in the capital of the Corporation.

9.	The Option Shares have been authorized for issuance and when issued in compliance with the provisions of the Equity Plan, including the receipt by the Corporation of any exercise price of the options, will be validly issued, fully paid and non-assessable Common Shares in the capital of the Corporation.

10.	The Warrant Shares have been authorized for issuance and when issued in compliance with the provisions of the Warrant Agreement Amendment and the Warrant Agreement, including due exercise of the warrants and the receipt by the Corporation of consideration required, will be validly issued, fully paid and non-assessable Common Shares in the capital of the Corporation.

F.	Qualifications

Whenever our opinion refers to securities of the Corporation, whether issued or to be issued, as being “fully-paid and non-assessable”, such phrase means that the holders of such securities will not, after the issuance to them of such securities, be liable to pay further amounts to the Corporation in respect of the issue price payable for such securities, and no opinion is expressed as to the adequacy of any consideration received by the Corporation therefor.

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For greater certainty, a specific assumption, limitation or qualification in this opinion is not to be interpreted to restrict the generality of any other assumption, limitation or qualification expressed in general terms in this opinion that includes the subject matter of the specific assumption, limitation or qualification.

We hereby consent to the reference to us under the heading “Legal Matters” in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 or Section 11 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

The opinions are given as at the date hereof and we disclaim any obligation or undertaking to advise any person of any change in law or fact that may come to our attention after the date hereof. Our opinions do not take into account any proposed rules, policies or legislative changes that may come into force following the date hereof.

Very truly yours,

/s/ Dentons Canada LLP